Exhibit 99.1

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Thousands of Dollars)	2011	2010

ASSETS

Current Assets:
Cash and Cash Equivalents	$15,359	$23,395
Receivables, Net	540,127	523,644
Unbilled Revenues	166,505	208,834
Taxes Receivable	86,695	89,638
Fuel, Materials and Supplies	202,561	244,043
Regulatory Assets	221,029	238,699
Marketable Securities	79,337	78,306
Prepayments and Other Current Assets	95,352	100,441
Total Current Assets	1,406,965	1,507,000

Property, Plant and Equipment, Net	9,716,414	9,567,726

Deferred Debits and Other Assets:
Regulatory Assets	2,683,788	2,756,580
Goodwill	287,591	287,591
Marketable Securities	52,854	51,201
Derivative Assets	88,554	123,242
Other Long-Term Assets	182,366	179,261
Total Deferred Debits and Other Assets	3,295,153	3,397,875

Total Assets	$14,418,532	$14,472,601

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.

NORTHEAST UTILITIES AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
(Thousands of Dollars)	2011	2010

LIABILITIES AND CAPITALIZATION

Current Liabilities:
Notes Payable to Banks	$189,000	$267,000
Long-Term Debt - Current Portion	66,286	66,286
Accounts Payable	352,606	417,285
Obligations to Third Party Suppliers	76,509	74,659
Accrued Taxes	116,226	107,067
Accrued Interest	76,852	74,740
Regulatory Liabilities	114,216	99,403
Derivative Liabilities	84,836	71,501
Other Current Liabilities	130,656	167,206
Total Current Liabilities	1,207,187	1,345,147

Rate Reduction Bonds	164,704	181,572

Deferred Credits and Other Liabilities:
Accumulated Deferred Income Taxes	1,709,012	1,636,750
Regulatory Liabilities	313,256	339,655
Derivative Liabilities	885,680	909,668
Accrued Pension	810,265	802,195
Other Long-Term Liabilities	694,672	695,915
Total Deferred Credits and Other Liabilities	4,412,885	4,384,183

Capitalization:
Long-Term Debt	4,630,724	4,632,866

Noncontrolling Interest in Consolidated Subsidiary:
Preferred Stock Not Subject to Mandatory Redemption	116,200	116,200

Equity:
Common Shareholders' Equity:
Common Shares	979,876	978,909
Capital Surplus, Paid In	1,781,419	1,777,592
Retained Earnings	1,518,099	1,452,777
Accumulated Other Comprehensive Loss	(41,267)	(43,370)
Treasury Stock	(352,792)	(354,732)
Common Shareholders' Equity	3,885,335	3,811,176
Noncontrolling Interests	1,497	1,457
Total Equity	3,886,832	3,812,633
Total Capitalization	8,633,756	8,561,699

Total Liabilities and Capitalization	$14,418,532	$14,472,601

The data contained in this report is preliminary and is unaudited.  This report is being submitted for the sole purpose of providing information to present shareholders about Northeast Utilities and Subsidiaries and is not a representation, prospectus, or intended for use in connection with any purchase or sale of securities.